Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Software, Inc.:

We consent to the use of our reports dated July 14, 2016, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries (the “Company”) as of April 30, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2016, and related financial statement schedule, and the effectiveness of the internal control over financial reporting as of April 30, 2016, incorporated herein by reference.

/s/ KPMG LLP

Atlanta, Georgia

August 31, 2016